Exhibit 99.1

Atheros Communications Acquires u-Nav Microelectronics

Acquisition Expands Atheros Portfolio with GPS Technology

SANTA CLARA, Calif., Dec. 13, 2007 — Atheros Communications, Inc. (NASDAQ: ATHR), a leading developer of advanced wireless solutions, today announced that it has signed a definitive agreement to acquire the assets and certain liabilities of u-Nav Microelectronics, a privately held fabless semiconductor company specializing in global positioning system (GPS) chipsets and software that enable mobile location-based products and services. The acquisition of u-Nav immediately expands Atheros’ growing product portfolio in mobile wireless communications which also includes mobile wireless LAN (WLAN), Bluetooth and PHS.

With one of the world’s most integrated designs for GPS, u-Nav’s technology enables mobile device manufacturers to quickly and easily develop embedded GPS applications for the wireless handset, personal navigation device, personal computing, consumer and mobile telemetry markets. u-Nav’s flagship product, the uN3010, is a single-chip GPS receiver that integrates the company’s CMOS high-performance RFIC core with its third-generation baseband IC core. The uN3010 supports high-sensitivity GPS signal acquisition that exceeds industry standards. u-Nav’s product portfolio includes single-die solutions, several baseband chips and RFICs, and complete GPS system software solutions providing signal acquisition, tracking, data extraction and GPS navigation.

The addition of u-Nav’s shipping GPS products and technologies to Atheros’ Radio-on-Chip for Mobile (ROCm™) portfolio enables the company to deliver high-performance, cost-efficient combinations of mobile solutions featuring the industry’s leading WLAN, Bluetooth and GPS technologies. By aggregating these complimentary wireless technologies into complete, single-source solutions, Atheros will deliver greater value to its existing base of world-class customers, expand into new market segments and offer a greater share of the total bill of materials for mobile devices. Additionally, Atheros will provide optimized wireless coexistence, supporting multiple radios in a single device for local area networking, personal area networking and mobile location-based services.

“Like Atheros, u-Nav leads the industry with highly integrated, leading-performance solutions and was among the first companies to deliver single-chip CMOS GPS,” said Craig Barratt, president and chief executive officer of Atheros. “Their engineering team possesses significant RF design expertise on CMOS technology, which complements Atheros’ design capability and culture. With u-Nav’s GPS competency we will deliver an impressive set of wireless solutions that include Wi-Fi, Bluetooth and GPS, increasing the value we bring to our customers.”

The research firm, In-Stat, forecasts the number of GPS-enabled mobile devices to grow from 180 million units in 2007 to 720 million units in 2011. This compound annual growth rate of more than 75 percent is driven by the increasing popularity among consumers of GPS services in wireless handsets and personal navigation devices, and the expansion of the capability into a wide array of consumer devices such as laptops, mobile gaming products and digital cameras.[1]

“We are enthusiastic about joining Atheros. With its exemplary reputation for engineering best-in-class communications solutions, Atheros provides us with a great development environment and the opportunity to significantly expand the adoption of our GPS solutions,” said Greg Winner, formerly chief executive officer of u-Nav, now General Manager of Atheros’ GPS business unit?. “Atheros’ strong PC, networking and consumer products customer base provides an extensive channel in which to leverage u-Nav’s GPS capabilities and to achieve synergies for delivering Wi-Fi, Bluetooth and GPS from a single, trusted vendor.”

With the acquisition of u-Nav, Atheros gains 54 employees located at u-Nav’s Irvine, Calif., headquarters and its European engineering facility in Tampere, Finland. Upon closing the transaction, Atheros will also take assignment of the patent cross-license agreement already in place between u-Nav and SiRF Technology, Inc.

The cash and stock transaction, currently valued at approximately $54 million, includes $15.4 million in cash and 1.28 million shares of Atheros common stock and may include an additional consideration to shareholders if certain defined milestones are achieved. A portion of the consideration will be held in escrow for up to 12 months. Atheros may record a one-time charge for purchased in-process research and development expenses. The amount of that charge, if any, has not yet been determined. The boards of directors of both companies have approved the transaction. Completion of this transaction is subject to customary closing conditions and is expected to close in December 2007.

About Atheros Communications, Inc.

Atheros Communications is a leading developer of semiconductor system solutions for wireless and other network communications products. Atheros combines its wireless and networking systems expertise with high-performance radio frequency (RF), mixed signal and digital semiconductor design skills to provide highly integrated chipsets that are manufactured on low-cost, standard complementary metal-oxide semiconductor (CMOS) processes. Atheros technology is used by a broad base of leading customers, including personal computer, networking equipment and consumer device manufacturers. For more information, please visit www.atheros.com or send email to info@atheros.com.

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Atheros, the Atheros logo, ROCm are trademarks of Atheros Communications, Inc. All other trademarks mentioned in this document are the sole property of their respective owners.

NOTE ON FORWARD-LOOKING STATEMENTS:

Except for the historical information contained herein, the matters set forth in this press release, including the anticipated benefits for Atheros of the acquisition of u-Nav, product aggregation, future products and features and expansion into new markets are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, difficulties in the integration of acquired businesses, and the risks detailed in Atheros’ Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, as filed with the Securities and Exchange Commission, and in other reports filed with the SEC by Atheros from time to time. These forward-looking statements speak only as of the date hereof. Atheros disclaims any obligation to update these forward-looking statements.

Although we believe that the forward-looking statistical information from In-Stat is reliable, we have not independently verified this data. In-Stat generally indicates that it has obtained its information from sources believed to be reliable, but does not guarantee the accuracy and completeness of the information.

[1]	Source: In-Stat, “GPS Chips in Mobile Devices,” October 2007